Exhibit 99.1

Inergy Propane, LLC and Subsidiaries

Consolidated Financial Statements

June 30, 2012

Inergy Propane, LLC and Subsidiaries

Consolidated Balance Sheets

(in millions)

	June 30,	September 30,
	2012	2011
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$3.5	$8.7
Accounts receivable, less allowance for doubtful accounts of $2.2 million and $2.5 million at June 30, 2012 and September 30, 2011, respectively	111.1	146.9
Inventories (Note 4)	79.0	207.4
Assets from price risk management activities	40.6	17.1
Prepaid expenses and other current assets	8.8	10.7

Total current assets	243.0	390.8
Property, plant and equipment (Note 4)	1,100.8	1,083.7
Less: accumulated depreciation	462.6	405.1

Property, plant and equipment, net	638.2	678.6

Intangible assets (Note 4):
Customer accounts	377.5	373.9
Other intangible assets	109.4	106.9

	486.9	480.8
Less: accumulated amortization	188.7	164.6

Intangible assets, net	298.2	316.2
Receivable from Inergy Midstream, L.P. (Note 9)	0.1	84.9
Goodwill	336.5	336.1
Other assets	2.1	1.7

Total assets	$1,518.1	$1,808.3

Liabilities and member’s equity
Current liabilities:
Accounts payable	$89.0	$136.1
Accrued expenses	32.9	30.8
Customer deposits	34.9	52.0
Liabilities from price risk management activities	13.5	19.0
Current portion of long-term debt (Note 7)	4.0	4.2

Total current liabilities	174.3	242.1

Long-term debt, less current portion (Note 7)	12.0	13.5
Other long-term liabilities	14.1	14.1

Member’s equity	1,317.7	1,538.6

Total liabilities and member’s equity	$1,518.1	$1,808.3

The accompanying notes are an integral part of these consolidated financial statements.

Inergy Propane, LLC and Subsidiaries

Consolidated Statements of Operations

(in millions)

(unaudited)

	Nine Months Ended June 30,
	2012	2011
Revenue:
Propane	$1,132.3	$1,187.9
Other	402.5	366.9

	1,534.8	1,554.8
Cost of product sold (excluding depreciation and amortization as shown below):
Propane	851.2	821.0
Other	311.4	280.6

	1,162.6	1,101.6
Expenses:
Operating and administrative	217.9	213.4
Depreciation and amortization	87.5	88.1
Loss on disposal of assets	5.8	4.9

Operating income	61.0	146.8
Other income (expense):
Interest expense, net	(1.0)	(1.2)
Other income	1.4	0.2

Income before income taxes	61.4	145.8
Benefit (provision) for income taxes	0.1	(0.5)

Net income	$61.5	$145.3

The accompanying notes are an integral part of these consolidated financial statements.

Inergy Propane, LLC and Subsidiaries

Consolidated Statements of Member’s Equity

(in millions)

(unaudited)

Member’s Equity
Balance at September 30, 2011	$1,538.6
Proceeds from Inergy, L.P. financing transactions	1,138.6
Distributions to Inergy, L.P.	(1,420.3)
Unit-based compensation charges	6.3
Comprehensive income:
Net income	61.5
Change in unrealized fair value on cash flow hedges	(7.0)

Comprehensive income	54.5

Balance at June 30, 2012	$1,317.7

The accompanying notes are an integral part of these consolidated financial statements.

Inergy Propane, LLC and Subsidiaries

Consolidated Statements of Cash Flows

(in millions)

(unaudited)

	Nine Months Ended June 30,
	2012	2011
Operating activities
Net income	$61.5	$145.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	63.4	63.0
Amortization	24.1	25.1
Unit-based compensation charges	6.3	2.6
Provision for doubtful accounts	1.8	2.6
Loss on disposal of assets	5.8	4.9
Charges to related parties	(8.5)	(20.9)
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	39.0	(31.6)
Inventories	128.5	(7.6)
Prepaid expenses and other current assets	2.4	(4.4)
Other assets (liabilities)	(24.8)	0.1
Accounts payable and accrued expenses	(44.3)	2.1
Customer deposits	(17.1)	(36.9)
Net liabilities from price risk management activities	(36.0)	(3.6)

Net cash provided by operating activities	202.1	140.7

Investing activities
Acquisitions, net of cash acquired	(23.4)	(35.0)
Purchases of property, plant and equipment	(24.1)	(17.4)
Proceeds from sale of assets	7.3	6.2

Net cash used in investing activities	(40.2)	(46.2)

The accompanying notes are an integral part of these consolidated financial statements.

Inergy Propane, LLC and Subsidiaries

Consolidated Statements of Cash Flows (continued)

(in millions)

(unaudited)

	Nine Months Ended June 30,
	2012	2011
Financing activities
Contributions from Inergy, L.P.	$1,558.7	$1,921.0
Distributions to Inergy, L.P.	(1,707.3)	(2,003.6)
Principal payments on long term debt	(2.8)	(3.2)
Advances on loans to Inergy Midstream, L.P.	(33.6)	(63.0)
Proceeds on loans from Inergy Midstream, L.P.	17.9	54.7

Net cash used in financing activities	(167.1)	(94.1)

Net increase (decrease) in cash	(5.2)	0.4
Cash at beginning of period	8.7	145.2

Cash at end of period	$3.5	$145.6

Supplemental schedule of noncash investing and financing activities
Net change to property, plant and equipment through accounts payable and accrued expenses	$(0.4)	$2.3

Extinguishment of indebtedness owed by Inergy Midstream, L.P.	$125.0	$—

Acquisitions, net of cash acquired:
Current assets	$5.5	$—
Property, plant and equipment	12.4	21.7
Intangible assets	6.1	9.6
Goodwill	0.4	7.4
Other assets	0.1	—
Current liabilities	—	(2.7)
Debt	(1.1)	(1.0)

Total acquisitions, net of cash acquired	$23.4	$35.0

The accompanying notes are an integral part of these consolidated financial statements.

Inergy Propane, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 1. Organization and Basis of Presentation

Organization

Inergy Propane, LLC (“Inergy Propane”) is a Delaware organized LLC. Inergy Propane is a wholly owned subsidiary of Inergy, L.P. (“Inergy”).

Nature of Operations

Inergy Propane’s primary operations include propane sales to end users, the sale of propane-related appliances and service work for propane-related equipment, the sale of distillate products, wholesale distribution of propane, and marketing and price risk management services to other users, retailers and resellers of propane. In addition, Inergy Propane’s operations include fractionation of natural gas liquids, processing of natural gas and distribution of natural gas liquids.

Basis of Presentation

The financial information contained herein as of June 30, 2012, and for the nine-month periods ended June 30, 2012 and 2011, is unaudited. Inergy Propane believes this information has been prepared in accordance with accounting principles generally accepted in the United States for interim financial information. Inergy Propane also believes this information includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows for the periods then ended. The propane business is largely seasonal due to propane’s primary use as a heating source in residential and commercial buildings. Accordingly, the results of operations for the nine-month period ended June 30, 2012, are not indicative of the results of operations that may be expected for the entire fiscal year.

The accompanying consolidated financial statements include the accounts of Inergy Propane, LLC and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation. Inergy Propane’s results of operations reflect all costs of doing business, including expenses incurred on Inergy Propane’s behalf by Inergy. In addition, Inergy Propane may transact with Inergy’s other wholly owned subsidiary, Tres Palacios Gas Storage LLC, and Inergy’s majority owned subsidiary, Inergy Midstream, L.P. (see Note 9 – Related Party Transactions).

Note 2. Summary of Significant Accounting Policies

Financial Instruments and Price Risk Management

Inergy Propane utilizes certain derivative financial instruments to (i) manage its exposure to commodity price risk, specifically, the related change in the fair value of inventories, as well as the variability of cash flows related to forecasted transactions; and (ii) ensure adequate physical supply of commodity will be available. Inergy Propane records all derivative instruments on the balance sheet as either assets or liabilities measured at fair value. Changes in the fair value of these derivative financial instruments are recorded either through current earnings or as other comprehensive income, depending on the type of transaction.

Inergy Propane is party to certain commodity derivative financial instruments that are designated as hedges of selected inventory positions, and qualify as fair value hedges. Inergy Propane’s overall objective for entering into fair value hedges is to manage its exposure to fluctuations in commodity prices and changes in the fair market value of its inventories. The commodity derivatives are recorded at fair value on the consolidated balance sheets as price risk management assets or liabilities and the related change in fair value is recorded to earnings in the current period as cost of product sold.

Inergy Propane, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Any ineffective portion of the fair value hedges is recognized as cost of product sold in the current period. Inergy Propane recognized a net loss of $0.1 million and a net gain of $0.3 million in the nine months ended June 30, 2012 and 2011, respectively, related to the ineffective portion of its fair value hedging instruments. In addition, Inergy Propane recognized no gain or loss for the nine months ended June 30, 2012 and 2011, related to the portion of fair value hedging instruments that it excluded from its assessment of hedge effectiveness.

Inergy Propane also enters into derivative financial instruments that qualify as cash flow hedges, which hedge the exposure of variability in expected future cash flows predominantly attributable to forecasted purchases to supply fixed price sale contracts. These derivatives are recorded on the balance sheet at fair value as price risk management assets or liabilities. The effective portion of the gain or loss on these cash flow hedges is recorded in other comprehensive income in partner’s capital and reclassified into earnings in the same period in which the hedge transaction affects earnings. In certain situations under the rules, the ineffective portion of the gain or loss is recognized as cost of product sold in the current period. Accumulated other comprehensive loss was $8.9 million and $1.8 million at June 30, 2012 and September 30, 2011, respectively. Approximately $8.7 million is expected to be reclassified to earnings from other comprehensive income over the next twelve months. Inergy Propane’s comprehensive income was $54.5 million and $140.7 million for the nine months ended June 30, 2012 and 2011, respectively.

Inergy Propane’s policy is to offset fair value amounts of derivative instruments and cash collateral paid or received with the same counterparty under a master netting arrangement.

The cash flow impact of derivative financial instruments is reflected as cash flows from operating activities in the consolidated statements of cash flows.

Revenue Recognition

Sales of propane and other liquids are recognized at the time product is shipped or delivered to the customer depending on the sales terms. Gas processing and fractionation fees are recognized upon delivery of the product. Revenue from the sale of propane appliances and equipment is recognized at the time of delivery. Revenue from repairs and maintenance is recognized upon completion of the service.

Allocation of Expenses

Inergy Propane incurs a variety of charges related to administrative services provided to Inergy and its subsidiaries including Inergy Midstream, L.P. and Tres Palacios Gas Storage LLC. These amounts charged to related parties are reflected in the consolidated financial statements of Inergy Propane as a reduction of the related expenses. Management believes the charges were made on a reasonable basis. Additionally, Inergy Propane has historically operated as the treasury function for Inergy and its subsidiaries (Inergy Midstream, L.P. and Tres Palacios Gas Storage LLC) with funding to support distributions to Inergy shareholders, capital expansion, working capital needs and debt service. See Note 9 for disclosure of related party transactions.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the periods presented. Actual results could differ from those estimates.

Inventories

Inventories for retail operations, which mainly consist of propane gas and other liquids, are stated at the lower of cost or market and are computed using the average cost method. Substantially all wholesale propane and other liquids inventories are designated under a fair value hedge program and are consequently adjusted for market values. The remaining portion is stated at the lower of cost or market and is computed predominantly using the average cost method. Propane and other liquids inventories being hedged and adjusted for market value at June 30, 2012 and September 30, 2011, amount to $35.5 million and $147.7 million, respectively.

Inergy Propane, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Shipping and Handling Costs

Shipping and handling costs are recorded as part of cost of product sold at the time product is shipped or delivered to the customer.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depreciation is computed by the straight-line method over the estimated useful lives of the assets, as follows:

Years
Buildings, land and improvements	15-25
Office furniture and equipment	3–7
Vehicles	5–10
Tanks and plant equipment	5–30

Inergy Propane reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If such events or changes in circumstances are present, a loss is recognized if the carrying value of the asset is in excess of the sum of the undiscounted cash flows expected to result from the use of the asset and its eventual disposition. An impairment loss is measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset. Inergy Propane identified certain tanks in which the carrying amount exceeded the fair value due to Inergy Propane’s plan to sell the tanks. See Note 4 for a discussion of assets held for sale at June 30, 2012 and September 30, 2011.

Identifiable Intangible Assets

Inergy Propane has recorded certain identifiable intangible assets, including customer accounts, covenants not to compete and trademarks, which have all arisen from acquisitions. Additionally, an acquired intangible asset should be separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented or exchanged, regardless of the acquirer’s intent to do so.

Certain intangible assets are amortized on a straight-line basis over their estimated economic lives, as follows:

Years
Customer accounts	15–20
Covenants not to compete	2–10

Trademarks have been assigned an indefinite economic life and are not being amortized, but are subject to an annual impairment evaluation.

Goodwill

Goodwill is recognized for various acquisitions as the excess of the cost of the acquisitions over the fair value of the related net assets at the date of acquisition. Goodwill is subject to at least an annual assessment for impairment by applying a fair-value-based test.

In connection with the goodwill impairment evaluation, Inergy Propane identified three reporting units. The carrying value of each reporting unit is determined by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units as of the date of the evaluation on a specific identification basis. To the extent a reporting unit’s carrying value exceeds its fair value, an indication exists that the reporting unit’s goodwill may be impaired and the second step of the impairment test must be performed. In the second step, the implied fair value of the goodwill is determined by allocating the fair value to all of its assets (recognized and unrecognized) and liabilities to its carrying amount.

Inergy Propane, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Inergy Propane completed its annual impairment test for each of its reporting units and determined that no impairment existed as of September 30, 2011. No indicators of impairment were identified requiring an interim impairment test during the nine-month period ended June 30, 2012.

Income Taxes

Inergy Propane is a single member owned limited liability company and is treated like a partnership for federal tax purposes. Partnerships are generally not subject to federal income tax. Inergy Sales and Service, Inc. (“Services”), a subsidiary of Inergy Propane, is incorporated as a taxable entity, and as such, federal and state income taxes are provided on the taxable income of Services. The earnings of Inergy Propane and its subsidiaries are included in the Federal and state income tax returns of Inergy’s partners. Furthermore, legislation in certain states allows for taxation of partnerships, and as such, certain state taxes for Inergy Propane have been included in the accompanying financial statements as income taxes due to the nature of the tax in those particular states. Inergy Propane is required to recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax basis of assets and liabilities using expected rates in effect for the year in which differences are expected to reverse.

Net earnings for financial statement purposes may differ significantly from taxable income reportable to members or partners as a result of differences between the tax basis and the financial reporting basis of assets and liabilities.

Sales Tax

Inergy Propane accounts for the collection and remittance of all taxes on a net tax basis. As a result, these amounts are not reflected in the consolidated statements of operations.

Asset Retirement Obligations

An asset retirement obligation (ARO) is an estimated liability for the cost to retire a tangible asset. The fair value of certain AROs could not be made as settlement dates (or range of dates) associated with these assets were not estimable.

Fair Value

Cash and cash equivalents, accounts receivable (net of reserve for doubtful accounts) and payables are carried at cost, which approximates fair value due to their liquid and short-term nature.

Assets and liabilities from price risk management are carried at fair value as discussed in Note 6. The estimated fair value of assets from price risk management activities amounted to $40.6 million and $17.1 million at June 30, 2012 and September 30, 2011, respectively. The liabilities from price risk management amounted to $13.5 million and $19.0 million at June 30, 2012 and September 30, 2011, respectively.

Accounting for Unit-Based Compensation

Inergy sponsors a unit-based employee compensation plan in which Inergy Propane’s employees participate. All share-based payments to Inergy Propane’s employees, including grants of employee stock options, are recognized in the income statement based on their fair values with an offsetting amount recorded as contributed capital from Inergy. Inergy Propane employees received unit-based compensation of $6.3 million and $2.6 million during the nine months ended June 30, 2012 and 2011, respectively.

Inergy Propane, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Recently Issued Accounting Pronouncements

In June 2011, the FASB issued Accounting Standards Update No. 2011-05, “Presentation of Comprehensive Income” (“ASU 2011-05”). Under ASU 2011-05, an entity has the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. Under both options, an entity will be required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. Furthermore, regardless of the presentation methodology elected, the entity will be required to present on the face of the financial statements reclassification adjustments for items that are reclassified from other comprehensive income to net income. The amendments contained in ASU 2011-05 do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. ASU 2011-05 is effective for Inergy Propane on October 1, 2012. Inergy Propane does not currently anticipate the adoption of ASU 2011-05 will impact comprehensive income, however it will require Inergy Propane to change its historical practice of showing these items within the Consolidated Statement of Member’s Equity.

In January 2010, the FASB issued Accounting Standards Update No. 2010-06, “Improving Disclosures about Fair Value Measurements” (“ASU 2010-06”), which is included in the ASC Topic 820 (Fair Value Measurements and Disclosures). ASU 2010-06 requires new disclosures on the amount and reason for transfers in and out of Level 1 and Level 2 fair value measurements. ASU 2010-06 also requires disclosure of activities, including purchases, sales, issuances and settlements within the Level 3 fair value measurements and clarifies existing disclosure requirements on levels of disaggregation and disclosures about inputs and valuation techniques. Inergy Propane has previously adopted the new disclosures for transfers in and out of level 1 and level 2. The new disclosures for level 3 were adopted on October 1, 2011, and are disclosed in Note 6.

Note 3. Acquisitions

On November 11, 2011, Inergy Propane completed the acquisition of substantially all the assets of Papco, LLC / South Jersey Terminal, LLC (“Papco”), located in Bridgeton, New Jersey.

On January 13, 2012, Inergy Propane completed the acquisition of substantially all the assets of Baker-Doucette, Inc. (d/b/a Woodstock Oil Company) and Rising Moon, LLC (d/b/a Woodstock Propane Company) (“Woodstock”), located in Bryant Pond, Maine.

On February 13, 2012, Inergy Propane completed the acquisition of all operating assets at the Aztec, New Mexico location of Alliance Propane, LLC (d/b/a Mesa Propane).

The above described acquisitions are not material to the financial statements.

The purchase price allocation for these acquisitions has been prepared on a preliminary basis pending final asset valuation and asset rationalization, and changes are expected when additional information becomes available.

Note 4. Certain Balance Sheet Information

Inventories consisted of the following at June 30, 2012 and September 30, 2011, respectively (in millions):

	June 30,	September 30,
	2012	2011
Propane gas and other liquids	$67.5	$194.9
Appliances, parts, supplies and other	11.5	12.5

Total inventory	$79.0	$207.4

Inergy Propane, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Property, plant and equipment consisted of the following at June 30, 2012 and September 30, 2011, respectively (in millions):

	June 30,	September 30,
	2012	2011
Tanks and plant equipment	$832.8	$809.9
Buildings, land and improvements	102.4	100.4
Vehicles	128.7	121.4
Construction in process	1.1	17.3
Office furniture and equipment	35.8	34.7

	1,100.8	1,083.7
Less: accumulated depreciation	462.6	405.1

Total property, plant and equipment, net	$638.2	$678.6

The tanks and plant equipment balances above include tanks owned by Inergy Propane that reside at customer locations. The leases associated with these tanks are accounted for as operating leases. These tanks had a value of $442.4 million with an associated accumulated depreciation balance of $129.6 million at June 30, 2012.

The property, plant and equipment balances above at June 30, 2012 and September 30, 2011, include $6.8 million and $6.5 million, respectively, of propane operations assets deemed held for sale. These assets consist primarily of tanks deemed to be excess, redundant or underperforming assets. These assets were identified primarily as a result of losses due to disconnecting installations of customers who have chosen to switch suppliers and due to low margins, poor payment history or low volume usage. As a result, the carrying value of these assets was reduced to their estimated recoverable value less anticipated disposition costs, resulting in losses of $6.5 million for the nine months ended June 30, 2012. At June 30, 2011, $3.3 million of propane operations assets were deemed held for sale, which resulted in a loss of $4.5 million during the nine months ended June 30, 2011, to reduce the carrying value of these assets to their estimated recoverable value less anticipated disposition costs. These losses are included as components of operating income as losses on disposal of assets. When aggregated with other realized gains/losses, such amounts totaled $5.8 million and $4.9 million during the nine months ended June 30, 2012 and 2011, respectively.

Intangible assets consist of the following at June 30, 2012 and September 30, 2011, respectively (in millions):

	June 30,	September 30,
	2012	2011
Customer accounts	$377.5	$373.9
Covenants not to compete	78.5	76.0
Trademarks	30.9	30.9

	486.9	480.8
Less: accumulated amortization	188.7	164.6

Total intangible assets, net	$298.2	$316.2

Note 5. Risk Management

Inergy Propane is exposed to certain market risks related to its ongoing business operations, which includes exposure to changing commodity prices. Inergy Propane utilizes derivative instruments to manage its exposure to fluctuations in commodity prices, which is discussed more fully below. Additional information related to derivatives is provided in Note 2 and Note 6.

Inergy Propane, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Commodity Derivative Instruments and Price Risk Management

Risk Management Activities

Inergy Propane sells propane and other commodities to energy related businesses and may use a variety of financial and other instruments including forward contracts involving physical delivery of propane. Inergy Propane will enter into offsetting positions to hedge against the exposure its customer contracts create. Inergy Propane does not designate these instruments as hedging instruments. These instruments are marked to market with the changes in the market value reflected in cost of product sold. Inergy Propane attempts to balance its contractual portfolio in terms of notional amounts and timing of performance and delivery obligations. This balance in the contractual portfolio significantly reduces the volatility in cost of product sold related to these instruments. However, immaterial net unbalanced positions can exist or are established based on assessment of anticipated short-term needs or market conditions.

Cash Flow Hedging Activity

Inergy Propane sells propane and heating oil to retail customers at fixed prices. Inergy Propane will enter into derivative instruments to hedge a significant portion of its exposure to fluctuations in commodity prices as a result of selling the fixed price contracts. These instruments are identified and qualify to be treated as cash flow hedges. This accounting treatment requires the effective portion of the gain or loss on the derivative to be reported as a component of other comprehensive income and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. Gains and losses on the derivative representing either hedge ineffectiveness or hedge components excluded from the assessment of effectiveness are recognized in current earnings.

Fair Value Hedging Activity

Inergy Propane will enter into derivative instruments to hedge its exposure to fluctuating commodity prices that results from maintaining its wholesale inventory. These instruments hedging wholesale inventory qualify to be treated as fair value hedges. This accounting treatment requires the fair value changes in both the derivative instruments and the hedged inventory to be recorded in cost of product sold.

A significant amount of inventory held in bulk storage facilities is hedged as it is not expected to be sold in the immediate future and is therefore exposed to fluctuations in commodity prices. Commodity inventory held at retail locations is not hedged as this inventory is expected to be sold in the immediate future and is therefore not exposed to fluctuations in commodity prices over an extended period of time.

Commodity Price and Credit Risk

Notional Amounts and Terms

The notional amounts and terms of Inergy Propane’s derivative financial instruments include the following at June 30, 2012 and September 30, 2011, respectively (in millions):

	June 30, 2012		September 30, 2011
	Fixed Price Payor	Fixed Price Receiver	Fixed Price Payor	Fixed Price Receiver
Propane, crude and heating oil (barrels)	6.9	6.4	10.1	10.6
Natural gas (MMBTUs)	8.1	7.8	0.1	—

Notional amounts reflect the volume of transactions, but do not represent the amounts exchanged by the parties to the financial instruments. Accordingly, notional amounts do not reflect Inergy Propane’s monetary exposure to market or credit risks.

Inergy Propane, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Fair Value of Derivative Instruments

The following tables detail the amount and location on Inergy Propane’s consolidated balance sheets and consolidated statements of operations related to all of its commodity derivatives (in millions):

	Amount of Gain (Loss) Recognized in Net Income from Derivatives		Amount of Gain (Loss) Recognized in Net Income on Item Being Hedged
	Nine Months Ended June 30,		Nine Months Ended June 30,
	2012	2011	2012	2011
Derivatives in fair value hedging relationships:
Commodity (a)	$10.7	$9.5	$(10.8)	$(9.2)

	Amount of Gain (Loss) Recognized in OCI on Effective Portion of Derivatives		Amount of Gain (Loss) Reclassified from OCI to Net Income		Amount of Gain (Loss) Recognized in Net Income on Ineffective Portion of Derivatives & Amount Excluded from Testing
	Nine Months Ended June 30,		Nine Months Ended June 30,		Nine Months Ended June 30,
	2012	2011	2012	2011	2012	2011
Derivatives in cash flow hedging relationships:
Commodity (b)	$(8.8)	$0.5	$(1.8)	$5.0	$—	$—

	Amount of Gain (Loss) Recognized in Net Income from Derivatives
	Nine Months Ended June 30,
	2012	2011
Derivatives not designated as hedging instruments:
Commodity (c)	$11.4	$11.2

(a)	The gain (loss) on both the derivative and the item being hedged are located in cost of product sold in the consolidated statements of operations.
(b)	The gain (loss) on the amount reclassified from OCI into income, the ineffective portion and the amount excluded from effectiveness testing are included in cost of product sold.
(c)	The gain (loss) is recognized in cost of product sold.

All contracts subject to price risk had a maturity of twenty-seven months or less; however, approximately 98% of the contracts expire within twelve months.

Credit Risk

Inherent in Inergy Propane’s contractual portfolio are certain credit risks. Credit risk is the risk of loss from nonperformance by suppliers, customers or financial counterparties to a contract. Inergy Propane takes an active role in managing credit risk and has established control procedures, which are reviewed on an ongoing basis. Inergy Propane attempts to minimize credit risk exposure through credit policies and periodic monitoring procedures as well as through customer deposits, letters of credit and entering into netting agreements that allow for offsetting counterparty receivable and payable balances for certain financial transactions, as deemed appropriate. The counterparties associated with assets from price risk management activities as of June 30, 2012 and September 30, 2011, were energy marketers and propane retailers, resellers and dealers.

Inergy Propane, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Certain of Inergy Propane’s derivative instruments have credit limits that require Inergy Propane to post collateral. The amount of collateral required to be posted is a function of the net liability position of the derivative as well as Inergy Propane’s established credit limit with the respective counterparty. If Inergy Propane’s credit rating were to change, the counterparties could require Inergy Propane to post additional collateral. The amount of additional collateral that would be required to be posted would vary depending on the extent of change in Inergy Propane’s credit rating as well as the requirements of the individual counterparty. The aggregate fair value of all commodity derivative instruments with credit-risk-related contingent features that are in a liability position on June 30, 2012, is $20.4 million for which Inergy Propane has posted collateral of $13.1 million. In addition, Inergy Propane has made an initial margin deposit of $13.3 million to NYMEX in the normal course of business. Inergy Propane has received collateral of $11.7 million in the normal course of business. All collateral amounts have been netted against the asset or liability with the respective counterparty.

Note 6. Fair Value Measurements

FASB Accounting Standards Codification Subtopic 820-10 (“ASC 820-10”) establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurement) and the lowest priority to unobservable inputs (level 3 measurement). The three levels of the fair value hierarchy are as follows:

•

Level 1 – Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis. Level 1 primarily consists of financial instruments such as exchange-traded derivatives, listed equities and US government treasury securities.

•

Level 2 – Pricing inputs are other than quoted prices in active markets included in level 1, which are either directly or indirectly observable as of the reporting date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies. These models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors, and current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Substantially all of these assumptions are observable in the marketplace throughout the full term of the instrument, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace. Instruments in this category include non-exchange-traded derivatives such as over the counter (“OTC”) forwards, options and physical exchanges.

•

Level 3 – Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value.

As of June 30, 2012, Inergy Propane held certain assets and liabilities that are required to be measured at fair value on a recurring basis. These included Inergy Propane’s derivative instruments related to propane, heating oil, crude oil and natural gas liquids as well as the portion of inventory that is hedged in a qualifying fair value hedge. Inergy Propane’s derivative instruments consist of forwards, swaps, futures, physical exchanges and options.

Certain of Inergy Propane’s derivative instruments are traded on the NYMEX. These instruments have been categorized as level 1.

Inergy Propane’s derivative instruments also include OTC contracts, which are not traded on a public exchange. The fair values of these derivative instruments are determined based on inputs that are readily available in public markets or can be derived from information available in publicly quoted markets. These instruments have been categorized as level 2.

Inergy Propane’s inventory that is the hedged item in a qualifying fair value hedge is valued based on prices quoted from observable sources and verified with broker quotes. This inventory has been categorized as level 2.

Inergy Propane, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Inergy Propane’s OTC options are valued based on an internal option model. The inputs utilized in the model are based on publicly available information as well as broker quotes. These options have been categorized as level 3.

No changes in valuation techniques were made by Inergy during the nine months ended June 30, 2012.

The assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Inergy Propane’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of fair value assets and liabilities and their placement within the fair value hierarchy levels. The following table sets forth by level within the fair value hierarchy Inergy Propane’s assets and liabilities that were accounted for at fair value on a recurring basis at June 30, 2012 and September 30, 2011, (in millions):

	June 30, 2012
	Fair Value of Derivatives
	Level 1	Level 2	Level 3	Total	Designated as Hedges	Not Designated as Hedges	Netting Agreements(a)	Total
Assets
Assets from price risk management	$1.7	$37.8	$7.6	$47.1	$10.0	$37.1	$(6.5)	$40.6
Inventory	—	35.5	—	35.5	—	—	—	35.5

Total assets at fair value	$1.7	$73.3	$7.6	$82.6	$10.0	$37.1	$(6.5)	$76.1

Liabilities
Liabilities from price risk management	$1.2	$30.5	$0.4	$32.1	$11.5	$20.6	$(18.6)	$13.5

	September 30, 2011
	Fair Value of Derivatives
	Level 1	Level 2	Level 3	Total	Designated as Hedges	Not Designated as Hedges	Netting Agreements(a)	Total
Assets
Assets from price risk management	$1.2	$23.4	$4.0	$28.6	$8.8	$19.8	$(11.5)	$17.1
Inventory	—	147.7	—	147.7	—	—	—	147.7

Total assets at fair value	$1.2	$171.1	$4.0	$176.3	$8.8	$19.8	$(11.5)	$164.8

Liabilities
Liabilities from price risk management	$0.9	$15.4	$2.7	$19.0	$5.4	$13.6	$—	$19.0

(a)

Amounts represent the impact of legally enforceable master netting agreements that allow Inergy Propane to settle positive and negative positions as well as cash collateral held or placed with the same counterparties.

Inergy Propane, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

For assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during the period, ASC 820-10 requires a reconciliation of the beginning and ending balances, separated for each major category of assets. The reconciliation is as follows (in millions):

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
Nine Months Ended June 30, 2012
Assets
Beginning balance	$4.0
Beginning balance recognized during the period as a component of cost of product sold	(3.7)
Change in value of contracts executed during the period	7.3

Ending balance	$7.6

Liabilities
Beginning balance	$(2.7)
Beginning balance recognized during the period as a component of cost of product sold	2.5
Change in value of contracts executed during the period	(0.2)

Ending balance	$(0.4)

Note 7. Long-Term Debt

Notes Payable and Other Obligations

Inergy Propane has non-interest bearing obligations due under noncompetition agreements and other note payable agreements consisting of agreements between Inergy Propane and the sellers of retail propane companies acquired from fiscal year 2003 through June 30, 2012. The balance outstanding under these notes payable was $16.0 million and $17.7 million at June 30, 2012 and September 30, 2011, respectively.

Inergy, L.P. Long-Term Debt

Inergy Propane is dependent on Inergy for any financing required in excess of the cash generated by its operations. As of June 30, 2012 and September 30, 2011, Inergy had outstanding debt balances of $1,381.8 million and $1,835.3 million, respectively. Obligations under Inergy’s outstanding senior notes are jointly and severally guaranteed by Inergy Propane and Inergy’s other wholly owned domestic subsidiaries. Obligations under Inergy’s credit agreement are secured by liens and mortgages on Inergy Propane’s fee-owned real and personal property, except real property located in New York. However, such balances are not reflected on Inergy Propane’s consolidated financial statements. Inergy’s credit agreement and senior notes consisted of the following at June 30, 2012 and September 30, 2011, respectively (in millions):

Inergy Propane, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

	June 30, 2012	September 30, 2011
Credit agreement:
Revolving loan facility	$170.2	$81.2
Term loan facility	—	300.0
Senior unsecured notes	1,200.8	1,445.1
Fair value hedge adjustment on senior unsecured notes	—	0.5
Bond/swap premium	10.8	13.8
Bond discount	—	(5.3)

Total debt	1,381.8	1,835.3
Less: current portion	1,188.5	3.2

Total long-term debt	$193.3	$1,832.1

Included in the current portion of long-term debt is $1,187.0 million of senior notes tendered as of July 26, 2012. On August 1, 2012, these Inergy senior notes were exchanged for approximately $1,000.0 million in Suburban Propane Partners, L.P. (“SPH”) senior notes and cash from SPH in conjunction with the contribution of Inergy’s retail propane operations to SPH discussed in Note 10. These senior notes were cancelled and are no longer on Inergy’s consolidated balance sheet at August 1, 2012. In accordance with ASC 210, the full amount of the debt tendered has been classified as current on Inergy’s June 30, 2012 consolidated balance sheet due to the intent at June 30, 2012 to use Inergy’s retail propane assets held for sale of $1,174.1 million in part to effectuate the exchange of the senior notes.

On November 24, 2009, Inergy entered into a secured credit facility (“Credit Agreement”) which provided borrowing capacity of up to $525 million in the form of a $450 million revolving general partnership credit facility (“General Partnership Facility”) and a $75 million working capital credit facility (“Working Capital Facility”). This facility was to mature on November 22, 2013. Borrowings under these secured facilities are available for working capital needs, future acquisitions, capital expenditures and other general partnership purposes, including the refinancing of existing indebtedness under the former credit facility.

On February 2, 2011, Inergy amended and restated the Credit Agreement to add a $300 million term loan facility (the “Term Loan Facility”). The term loan was to mature on February 2, 2015, and bear interest, at Inergy’s option, subject to certain limitations, at a rate equal to the following:

•

the Alternate Base Rate, which is defined as the higher of (i) the federal funds rate plus 0.50%; (ii) JP Morgan’s prime rate; or (iii) the Adjusted LIBO Rate plus 1%; plus a margin varying from 1.00% to 2.25%; or

•	the Adjusted LIBO Rate, which is defined as the LIBO Rate plus a margin varying from 2.00% to 3.25%.

On July 28, 2011, Inergy further amended its amended and restated Credit Agreement to (i) raise the aggregate revolving commitment from $525 million to $700 million (“Revolving Loan Facility”) with the amount existing as a singular tranche, (ii) reduce the applicable rate on revolving loans and commitment fees, (iii) modify and refresh certain covenants and covenant baskets, and (iv) extend the maturity date from November 22, 2013 to July 28, 2016.

On April 13, 2012, Inergy further amended its amended and restated Credit Agreement. This amendment, among other things, (i) permits Inergy to sell up to 5,000,000 Inergy Midstream common units, (ii) permits Inergy to sell all of the assets or capital stock of US Salt, LLC (“US Salt”) pursuant to which US Salt will be released as a subsidiary guarantor under the Credit Agreement, (iii) decreases the aggregate revolving commitment and general partnership commitment from $700 million to $550 million, and (iv) adjusts several of the financial covenants.

Inergy Propane, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

On July 26, 2012, Inergy further amended its amended and restated Credit Agreement in order to: (i) permit Inergy to enter into a series of transactions as described in the Contribution Agreement dated as of April 25, 2012 among Inergy and Suburban Propane Partners, L.P, (ii) permit Inergy to repurchase, repay or redeem all or any portion of the senior notes that remain outstanding after the closing of the Contribution Agreement, (iii) modify certain negative and financial covenants under the Credit Agreement, and (iv) allow Inergy to redeem, buy back or otherwise acquire up to $100,000,000 of its common units on or prior to March 31, 2013 subject to meeting certain financial covenant requirements. This amendment did not become effective until the contribution of Inergy’s retail propane assets to SPH closed on August 1, 2012. In conjunction with the close of this transaction, $1,187.0 million in Inergy senior notes were exchanged for SPH senior notes, thereby eliminating the senior notes from Inergy’s consolidated balance sheet on August 1, 2012.

The Credit Agreement contains various covenants and restrictive provisions that limit its ability to, among other things:

•	incur additional debt;

•	make distributions on or redeem or repurchase units;

•	make certain investments and acquisitions;

•	incur or permit certain liens to exist;

•	enter into certain types of transactions with affiliates;

•	merge, consolidate or amalgamate with another company; and

•	transfer or otherwise dispose of assets.

The Credit Agreement (as of June 30, 2012) contains the following financial covenants:

•

the ratio of Inergy’s total funded debt (as defined in the Credit Agreement) to consolidated EBITDA (as defined in the Credit Agreement) for the four fiscal quarters most recently ended must be no greater than 5.75 to 1.0;

•

the ratio of Inergy’s senior secured funded debt (as defined in the Credit Agreement) to consolidated EBITDA (as defined in the Credit Agreement) for the four fiscal quarters most recently ended must be no greater than 2.75 to 1.0; and

•

the ratio of Inergy’s consolidated EBITDA to consolidated interest expense (as defined in the Credit Agreement), for the four fiscal quarters then most recently ended, must not be less than 2.25 to 1.0.

If Inergy should fail to perform its obligations under these and other covenants, the Revolving Loan Facility could be terminated and any outstanding borrowings, together with accrued interest, under the Credit Agreement could be declared immediately due and payable. The Credit Agreement also has cross default provisions that apply to any other material indebtedness of Inergy.

All borrowings under the Credit Agreement are generally secured by all of Inergy’s assets and the equity interests in all of Inergy’s wholly owned subsidiaries, and loans thereunder bear interest, at Inergy’s option, subject to certain limitations, at a rate equal to the following:

•

the Alternate Base Rate, which is defined as the higher of (i) the federal funds rate plus 0.50%; (ii) JP Morgan’s prime rate; or (iii) the Adjusted LIBO Rate plus 1%; plus a margin varying from 0.75% to 2.00%; or

•	the Adjusted LIBO Rate, which is defined as the LIBO Rate plus a margin varying from 1.75% to 3.00%.

In conjunction with the Inergy Midstream, L.P. (“Inergy Midstream”) initial public offering (“IPO”), on December 21, 2011, Inergy entered into the following transactions:

•

Entered into a $255 million unsecured promissory note with JPMorgan Chase Bank (“Promissory Note”). The promissory note was assumed by Inergy Midstream and paid in full utilizing proceeds from the IPO.

•	Paid in full the $300 million balance outstanding on the Term Loan Facility.

•	Tendered for substantially all the $95 million outstanding on the 2015 Senior Notes.

•	Tendered for $150 million of the $750 million outstanding on the 2021 Senior Notes.

•

The debt payments described above were funded by the $255 million proceeds from the Promissory Note, $80 million borrowing on the NRGM Credit Facility (discussed below) and borrowings on the Revolving Loan Facility.

Inergy Propane, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

At June 30, 2012, the balance outstanding under the Credit Agreement was $170.2 million. At September 30, 2011, the balance outstanding under the Credit Agreement was $381.2 million, of which $300.0 million was borrowed under the Term Loan Facility and $81.2 million under the Revolving Loan Facility. The interest rates of the Revolving Loan Facility are based on prime rate and LIBOR plus the applicable spreads, resulting in interest rates which were between 3.25% and 5.25% at June 30, 2012, and 2.73% and 4.75% at September 30, 2011. The interest rate on the Term Loan Facility was based on LIBOR plus the applicable spread, resulting in an interest rate that was 3.23% at September 30, 2011. Availability under the Credit Agreement amounted to $325.5 million and $575.3 million at June 30, 2012 and September 30, 2011, respectively. Outstanding standby letters of credit under the Credit Agreement amounted to $54.3 million and $43.5 million at June 30, 2012 and September 30, 2011, respectively.

During fiscal year 2011, Inergy entered into eleven interest rate swaps, one of which was scheduled to mature in 2015 (notional amount of $25 million) and the remaining ten were scheduled to mature in 2018 (aggregate notional amount of $250 million). In August 2011, Inergy’s ten interest rate swaps maturing in 2018 were terminated. In December 2011, the remaining interest rate swap maturing in 2015 was terminated and the Company entered into a new interest rate swap scheduled to mature in 2018 (notional amount of $50 million). This swap agreement, which was to expire on the same date as the maturity date of the related senior unsecured notes and contained call provisions consistent with the underlying senior unsecured notes, required the counterparty to pay Inergy an amount based on the stated fixed interest rate due every nine months. In exchange, Inergy was required to make semi-annual floating interest rate payments on the same dates to the counterparty based on an annual interest rate equal to the one-month LIBOR interest rate plus a spread of 5.218% applied to the same aggregate notional amount of $50 million. This swap agreement had been accounted for as a fair value hedge. Amounts received or paid under the agreement were accrued and recognized over the life of the agreement as an adjustment to interest expense. In May 2012, this interest rate swap was terminated.

Inergy is party to six interest rate swap agreements scheduled to mature in 2015 to hedge its exposure to variable interest payments due under the Credit Agreement. Certain of these swap agreements with a notional amount of $100.0 million do not commence quarterly settlements until October 1, 2012. These swap agreements require Inergy to pay the counterparty an amount based on fixed rates from 0.84% to 2.43% due quarterly. In exchange, the counterparty is required to make quarterly floating interest rate payments on the same date to Inergy based on the three-month LIBOR applied to the same aggregate notional amount of $225 million. Inergy has accounted for these swap agreements as cash flow hedges.

At June 30, 2012, Inergy was in compliance with the debt covenants in the Credit Agreement and senior unsecured notes.

Note 8. Commitments and Contingencies

Inergy Propane periodically enters into agreements with suppliers to purchase fixed quantities of propane, distillates, natural gas and liquids at fixed prices. At June 30, 2012, the total of these firm purchase commitments was $259.0 million, approximately 98% of which will occur over the course of the next twelve months. Inergy Propane also enters into non-binding agreements with suppliers to purchase quantities of propane, distillates, natural gas and liquids at variable prices at future dates at the then prevailing market prices.

Inergy Propane is periodically involved in litigation proceedings. The results of litigation proceedings cannot be predicted with certainty; however, management believes that Inergy Propane does not have material potential liability in connection with these proceedings that would have a significant financial impact on its consolidated financial condition, results of operations or cash flows.

Inergy Propane utilizes third-party insurance subject to varying retention levels of self-insurance, which management considers prudent. Such self-insurance relates to losses and liabilities primarily associated with medical claims, workers’ compensation claims and general, product, vehicle and environmental liability. Losses are accrued based upon management’s estimates of the aggregate liability for claims incurred using certain assumptions followed in the insurance industry and based on past experience. The primary assumption utilized is actuarially determined loss development factors. The loss development factors are based primarily on historical data. Inergy Propane’s self insurance reserves could be affected if future claims development differs from the historical trends. Inergy Propane believes changes in health care costs, trends in health care claims of its employee base, accident frequency and severity and other factors could materially affect the estimate for these liabilities. Inergy Propane continually monitors changes in employee demographics, incident and claim type and evaluates its insurance accruals and adjusts its accruals based on its evaluation of these qualitative data points. At June 30, 2012 and September 30, 2011, Inergy Propane’s self-insurance reserves were $25.2 million and $20.6 million, respectively. Inergy Propane estimates that $14.1 million of this balance will be paid subsequent to June 30, 2013. As such, $14.1 million has been classified in other long-term liabilities on the consolidated balance sheets.

Inergy Propane, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Note 9. Related Party Transactions

Transactions with Inergy Midstream, L.P.

Inergy Midstream, LLC was formed in September 2004 by Inergy to acquire, develop, own and operate midstream energy assets. In connection with its initial public offering (“IPO”) of common units representing limited partnership interests, Inergy Midstream, LLC converted into a Delaware limited partnership and changed its name to Inergy Midstream, L.P. (“Inergy Midstream”). Inergy Midstream’s IPO closed on December 21, 2011. On May 14, 2012, Inergy announced that it contributed 100% of the membership interests in US Salt to Inergy Midstream for consideration of $192.5 million, which consisted of $182.5 million of cash and 473,707 NRGM common units issued directly to Inergy. Following Inergy Midstream’s IPO and the US Salt contribution, Inergy owns approximately 56.4 million limited partner units of NRGM, representing an approximate 75% ownership interest.

Inergy Propane has historically provided Inergy Midstream with funding to support acquisitions, capital expansion and working capital needs. The amounts provided by Inergy Propane to Inergy Midstream to finance Inergy Midstream’s acquisitions are considered to be a distribution to Inergy. Amounts financed to support capital expansion and working capital needs, net of what Inergy Midstream has provided to Inergy Propane, are considered to be loans and are classified as a receivable at cost from Inergy Midstream on the consolidated financial statements of Inergy Propane. In conjunction with Inergy Midstream’s IPO, Inergy Propane extinguished $125.0 million of indebtedness owed by Inergy Midstream.

Interest is charged on the related party loan balances during the period of construction of Inergy Midstream’s expansion projects.

Transactions with Inergy, L.P. and its Wholly Owned Subsidiaries

See “Note 7 – Long Term Debt” for additional information regarding certain related party financing arrangements.

Inergy Propane has historically operated as the treasury function for the group and has provided Inergy and its wholly owned subsidiary, Tres Palacios Gas Storage LLC, with funding to support distributions to Inergy shareholders, capital expansion, working capital needs and debt service. Inergy has historically contributed all of its cash generated from financing transactions to Inergy Propane. Tres Palacios Gas Storage LLC has historically provided all of its cash generated by operations to Inergy Propane. Payments made and received by Inergy Propane from this related party are considered to be permanent distributions or contributions between Inergy Propane and Inergy and are accordingly classified in member’s equity at cost on the consolidated financial statements of Inergy Propane.

Related Party Charges

Inergy Propane incurs a variety of charges related to administrative services provided to Inergy, L.P. and its subsidiaries including Inergy Midstream and Tres Palacios Gas Storage LLC. Inergy Propane charged Inergy Midstream and Tres Palacios Gas Storage LLC at cost and in the amounts of $8.5 million and $20.9 million for the nine months ended June 30, 2012 and 2011, respectively, for these services. The increase in the June 30, 2011 amount resulted from transaction costs related to acquisitions that were not associated with Inergy Propane’s operations. These amounts are reflected in the consolidated financial statements of Inergy Propane as a reduction of the related expenses. Management believes the intercompany charges were made on a reasonable basis. Due to the nature of these intercompany charges, it is not practicable to estimate what Inergy Propane’s costs would have been on a stand-alone basis. Accordingly, the accompanying financial statements may not necessarily be indicative of the conditions that would have existed, or the results of operations that would have occurred, if Inergy Propane had operated as a stand-alone entity.

Inergy Propane, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Inergy Propane recorded cost of goods sold related to transactions with Inergy Midstream of $8.5 million and $2.2 million for the nine months ended June 30, 2012 and 2011, respectively. The cost related to storage space leased from Inergy Midstream’s Bath storage facility.

Inergy charges interest on borrowings made by Inergy Propane to fund capital improvement projects. The borrowing is forgiven upon the completion of the project and accounted for as an equity contribution.

Note 10. Subsequent Events

Inergy Propane has identified subsequent events requiring disclosure through August 2, 2012, the date that these financial statements were available to be issued.

On August 1, 2012, Inergy closed on its definitive agreement and contributed its retail propane operations to Suburban Propane Partners, L.P. (“SPH”) in exchange for consideration of approximately $1.8 billion. Under the terms of the agreement, Inergy received approximately 14.2 million SPH common units; and SPH exchanged $1,187.0 million of Inergy’s outstanding senior notes for approximately $1,000.0 million of new SPH senior notes and cash paid to noteholders tendering the exchange. Inergy has agreed to distribute approximately 14.1 million of the SPH common units it received to NRGY unitholders of record on a pro rata basis at a future record date to be determined by the board of directors of NRGY’s managing general partner, which management expects to occur within the next 30-45 days.